Exhibit 99.1

Brookfield

Press Release

Brookfield Reinsurance to Acquire AEL in $4.3 Billion Transaction

BROOKFIELD, NEWS, July 5, 2023—Brookfield Reinsurance (NYSE, TSX: BNRE) and American Equity Investment Life Holding Company (NYSE: AEL) (“AEL”) today announced that they have entered into a definitive agreement whereby Brookfield Reinsurance will acquire all of the outstanding shares of common stock of AEL it does not already own in a cash and stock transaction that values AEL at approximately $4.3 billion.

As part of the agreement, each AEL shareholder will receive $55.00 per AEL share, consisting of $38.85 in cash and 0.49707 of a Brookfield Asset Management Ltd. (NYSE, TSX: BAM) (“BAM”) class A limited voting share (“BAM Shares”) having a value equal to $16.15 (based on the undisturbed 90-day volume-weighted average share price (“VWAP”) of the BAM Shares on June 23, 2023), subject to adjustment in certain circumstances as described below (the “Merger Consideration”). The Merger Consideration of $55.00 per share represents a 35% premium to AEL’s undisturbed closing share price on June 23, 2023 and a 42% premium to AEL’s 90-day VWAP as of such date.

Anant Bhalla, President and Chief Executive Officer of AEL, said, “We are pleased to have reached this agreement with Brookfield Reinsurance and believe this transaction provides an excellent outcome for all AEL shareholders, policyholders and other stakeholders. The significant premium that will be delivered to shareholders as a result of this transaction is a testament to our strong performance and AEL’s successful transformation under the AEL 2.0 strategy into an asset light insurer and asset manager. The transaction represents an opportunity for AEL shareholders, through the BAM Shares, to remain invested in a market leading global alternative asset manager. I couldn’t be more excited about the potential opportunities for our people and benefits for policyholders as part of a preeminent global financial institution.”

David Mulcahy, Non-Executive Chairman of AEL’s board, said, “On behalf of the entire board, I am incredibly proud of AEL’s achievements and record of value creation for all stakeholders under the AEL 2.0 model. Thanks to Anant, the entire management team and our dedicated employees across our platform for their role and contributions in achieving this great outcome with Brookfield Reinsurance.”

Sachin Shah, Chief Executive Officer of Brookfield Reinsurance, said, “This transaction represents an important step in the continued growth of our insurance business, further diversifying, and scaling, our insurance capabilities, and is a direct result of the partnership we have developed with AEL since our initial investment in 2020. With this transaction we have now deployed or committed over $10 billion of capital since our inception, bringing our total insurance assets to over $100 billion, and we remain on track with our growth targets for the business. Brookfield Reinsurance remains well capitalized and committed to meeting the needs of its policyholders and clients.”

Jon Bayer, Managing Partner, Brookfield Reinsurance, said, “Given the complementary nature of AEL’s leading fixed annuity business to our existing platform, we expect to accelerate growth in collaboration with our distribution partners and employees while continuing to meet the needs of our policyholders and other stakeholders. Under its current leadership, AEL has been transformed into an innovative, asset light insurer that is positioned for growth, and we look forward to building on our successful partnership.”

Following closing, Brookfield Reinsurance expects to maintain AEL’s headquarters in Des Moines, Iowa and that growth in the AEL platform over time should increase net jobs in Iowa. Brookfield Reinsurance also looks forward to supporting the greater Des Moines area, including through maintaining AEL’s existing charitable contributions and through Brookfield’s broader charitable foundation and other charitable initiatives.

Brookfield Reinsurance also intends to continue AEL’s focus on alternative asset strategies and expects BAM will manage a significant portion of AEL’s assets. As a result, AEL will gain access to BAM’s leading direct origination platforms and asset management capabilities while maintaining its current high-quality bias and investment grade focus.

Additional Transaction Details

If based on the 10-day VWAP of the BAM Shares (measured five business days prior to closing of the transaction) (the “BAM Final Stock Price”), the BAM Shares are trading at a price such that the aggregate consideration per AEL share would be less than $54.00 per share, the number of BAM Shares delivered for each AEL Share will be increased such that the value of the aggregate consideration delivered for each AEL Share will equal $54.00 and Brookfield Reinsurance will have the option to pay cash in lieu of some or all of the share portion of the Merger Consideration. In the event that the BAM Final Stock Price would result in the aggregate Merger Consideration per AEL Share being greater than $56.50, the number of BAM Shares delivered for each AEL Share will be decreased such that the value of the aggregate consideration delivered for each AEL Share will equal $56.50.

Brookfield Reinsurance intends to acquire from Brookfield Corporation (NYSE, TSX: BN) (“BN”) the BAM Shares required to satisfy the non-cash consideration offered to AEL shareholders. Subject to this occurring, BAM’s public float will increase by approximately 10%, which is strategically important as BAM continues to broaden its shareholder base and BN’s interest in BAM will decrease from 75% to approximately 73%. Accordingly, there will be no net new issuance of shares of BAM, BN or Brookfield Reinsurance and no dilution to BAM, BN or Brookfield Reinsurance shareholders as a result of this transaction. The cash portion will be funded from excess liquidity within Brookfield Reinsurance.

The transaction is not subject to any financing condition or contingency. Each of Brookfield Reinsurance’s and AEL’s boards of directors unanimously approved the merger agreement.

The merger is expected to close in the first half of 2024, subject to approval by AEL shareholders and other closing conditions customary for a transaction of this type, including receipt of insurance regulatory approvals in relevant jurisdictions and the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

Upon the closing of the proposed transaction, AEL Shares will be delisted from the New York Stock Exchange and shares of AEL’s series A noncumulative preferred stock (NYSE:AELPRA) and series B preferred stock (NYSE:AELPRB) will remain listed on the New York Stock Exchange.

Under the terms of the merger agreement, AEL has agreed to suspend the payment of dividends on its common stock through the closing of the transaction, unless the transaction does not close by April 4, 2024, in which case the AEL Board may decide to reinstate the payment of dividends on its common stock.

For further information regarding the definitive merger agreement, please see AEL’s current report on Form 8-K, which will be filed with the U.S. Securities and Exchange Commission (the “SEC”) and will contain a summary of the material terms and conditions of the merger agreement, as well as a copy of the merger agreement.

Advisors

Barclays is serving as lead financial advisor to Brookfield Reinsurance and BMO Capital Markets is also acting as an advisor to Brookfield Reinsurance on this transaction. Cravath, Swaine & Moore LLP is serving as legal advisor to Brookfield Reinsurance and Debevoise & Plimpton LLP is serving as Brookfield Reinsurance’s insurance counsel.

Ardea Partners and J.P. Morgan are serving as financial advisors and Sullivan & Cromwell LLP is acting as legal advisor to AEL on this transaction.

About AEL

At American Equity Investment Life Holding Company, our policyholders work with over 40,000 independent agents and advisors affiliated with independent market organizations (IMOs), banks and broker-dealers through our wholly-owned operating subsidiaries. Advisors and agents choose one of our leading annuity products best suited for their clients' personal needs to create financial dignity in retirement. To deliver on its promises to policyholders, American Equity has re-framed its investment focus — building a stronger emphasis on insurance liability driven asset allocation and specializing in alternate, private asset management while partnering with world renowned, public fixed income asset managers. American Equity is headquartered in West Des Moines, Iowa with additional offices in Charlotte, NC and New York, NY and Miami, FL. For more information, please visit www.american-equity.com.

Communications & Media: FGS Global Jared Levy / Robin Weinberg Email: ael@fgsglobal.com	Investor Relations: Steven D. Schwartz Tel: (515) 273-3763 Email: sschwartz@american-equity.com

About Brookfield Reinsurance

Brookfield Reinsurance Ltd. (NYSE, TSX: BNRE) operates a leading capital solutions business providing insurance and reinsurance services to individuals and institutions. Through its operating subsidiaries, Brookfield Reinsurance offers a broad range of insurance products and services, including life insurance and annuities, and personal and commercial property and casualty insurance. Each class A exchangeable limited voting share of Brookfield Reinsurance is exchangeable on a one-for-one basis with a class A limited voting share of Brookfield Corporation (NYSE, TSX: BN).

For more information, please visit our website at http://bnre.brookfield.com or contact:

Communications & Media: Kerrie McHugh Hayes Tel: (212) 618-3469 Email: kerrie.mchugh@brookfield.com	Investor Relations: Rachel Powell Tel: (416) 956-5141 Email: rachel.powell@brookfield.com

About Brookfield Asset Management

Brookfield Asset Management Ltd. (NYSE, TSX: BAM) is a leading global alternative asset manager with over $825 billion of assets under management across renewable, infrastructure, real estate, private equity, credit and other. We invest client capital for the long-term with a focus on real assets and essential service businesses that form the backbone of the global economy. We offer a range of alternative investment products to investors around the world — including public and private pension plans, endowments and foundations, sovereign wealth funds, financial institutions, insurance companies and private wealth investors. We draw on Brookfield’s heritage as an owner and operator to invest for value and generate strong returns for its clients, across economic cycles.

For more information, please visit our website at https://bam.brookfield.com or contact:

Communications & Media:	Investor Relations:
Kerrie McHugh Hayes	Jason Fooks
Tel: (212) 618-3469	Tel: (212) 417-2442
Email: kerrie.mchugh@brookfield.com	Email: jason.fooks@brookfield.com

No Offer or Solicitation

No person has commenced soliciting proxies in connection with the proposed transaction referenced in this press release, and this press release is not an offer or a solicitation of an offer to purchase, otherwise acquire, subscribe for, sell or otherwise dispose of any securities or a solicitation of any vote or approval in any jurisdiction, in contravention of applicable law, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law.

Cautionary Notice Regarding Forward-Looking Statements

Except for historical information, all other information in this press release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, and related oral statements AEL, Brookfield Reinsurance or BAM may make, are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. For example, (1) conditions to the closing of the proposed transaction may not be satisfied, (2) regulatory approvals required for the proposed transaction may not be obtained, or required regulatory approvals may delay the proposed transaction or result in the imposition of conditions that could have a material adverse effect on AEL, Brookfield Reinsurance or BAM or cause certain conditions to closing not to be satisfied, which could result in the termination of the merger agreement, (3) the timing of completion of the proposed transaction is uncertain, (4) the business of AEL, Brookfield Reinsurance or BAM may suffer as a result of uncertainty surrounding the proposed transaction, (5) events, changes or other circumstances could occur that could give rise to the termination of the merger agreement, (6) there are risks related to disruption of management’s attention from the ongoing business operations of AEL, Brookfield Reinsurance or BAM due to the proposed transaction, (7) the announcement or pendency of the proposed transaction could affect the relationships of AEL, Brookfield Reinsurance or BAM with its clients, operating results and business generally, including on each of AEL’s, Brookfield Reinsurance’s and BAM’s ability to retain employees, (8) the announcement, pendency or consummation of the proposed transaction may have negative effects on the market price of AEL’s common stock or BAM’s class A limited voting shares and/or AEL’s, Brookfield Reinsurance’s or BAM’s operating results, (9) the outcome of any legal proceedings initiated against AEL, Brookfield Reinsurance or BAM following the announcement of the proposed transaction could adversely affect AEL, Brookfield Reinsurance or BAM, including their ability to consummate the proposed transaction and (10) AEL, Brookfield Reinsurance or BAM may be adversely affected by other economic, business, and/or competitive factors as well as managements response to any of the aforementioned factors.

The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included herein or elsewhere, including the risk factors included in AEL’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, Brookfield Reinsurance’s Form 20-F, BAM’s Form 20-F and other documents of AEL, Brookfield Reinsurance or BAM on file with, or furnished to, the SEC. Any forward-looking statements made in this press release are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by AEL, Brookfield Reinsurance or BAM will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, AEL, Brookfield Reinsurance or BAM or their business or operations. None of AEL, Brookfield Reinsurance or BAM undertake any obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by the federal securities laws. All subsequent written or oral forward-looking statements attributable to AEL, Brookfield Reinsurance or BAM and/or any person acting on behalf of any of them are expressly qualified in their entirety by this paragraph. References to additional information about AEL, Brookfield Reinsurance and BAM have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this press release.

Additional Information about the Proposed Transaction and Where to Find It

In connection with the proposed transaction, AEL will file with the SEC a proxy statement on Schedule 14A that will be combined with a registration statement filed by BAM on Form F-4 with respect to the BAM Shares to be issued as part of the proposed transaction (such combined proxy statement and Form F-4, the “proxy statement/prospectus”) and AEL, Brookfield Reinsurance or BAM may file or furnish other documents with the SEC and, in the case of Brookfield Reinsurance and BAM, with the applicable Canadian securities regulatory authorities, regarding the proposed transaction. This press release is not a substitute for the proxy statement/prospectus (if and when available) or any other document that AEL, Brookfield Reinsurance or BAM may file with the SEC, or in the case of Brookfield Reinsurance and BAM, with the applicable Canadian securities regulatory authorities, with respect to the proposed transaction. INVESTORS IN AND SECURITY HOLDERS OF AEL ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR FURNISHED OR WILL BE FILED OR WILL BE FURNISHED WITH THE SEC OR APPLICABLE CANADIAN SECURITIES REGULATORY AUTHORITIES, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND RELATED MATTERS. Investors and security holders may obtain free copies of the proxy statement/prospectus (if and when available) and other documents filed with, or furnished to, the SEC or the applicable Canadian securities regulatory authorities by Brookfield Reinsurance or BAM through the website maintained by the SEC or applicable Canadian securities regulatory authorities, as applicable, at www.sec.gov or www.sedar.com, respectively, or on Brookfield Reinsurance's or BAM’s investor relations website, as applicable, at https://bnre.brookfield.com/reports-filings/regulatory-filings and https://bam.brookfield.com/reports-filings/regulatory-filings, respectively. Investors and security holders may obtain free copies of the proxy statement/prospectus (if and when available) and other documents filed with, or furnished to, the SEC by AEL through the website maintained by the SEC at www.sec.gov, on AEL’s investor relations website at https://ir.american-equity.com/.

Participants in the Solicitation

AEL, Brookfield Reinsurance, BAM and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from AEL’s shareholders in connection with the proposed transaction. Information regarding AEL’s directors and executive officers, including a description of their direct interests, by security holdings or otherwise, is contained in AEL’s annual proxy statement filed with the SEC on April 28, 2023 and in other filings with the SEC. A more complete description will be available in the proxy statement on Schedule 14A that will be filed with the SEC in connection with the proposed transaction. Information regarding Brookfield Reinsurance’s directors and executive officers is contained in Brookfield Reinsurance’s Form 20-F filed on March 31, 2023. Information regarding BAM’s directors and executive officers is contained in BAM’s Form 20-F filed on April 3, 2023.  You may obtain free copies of these documents as described in the preceding paragraph filed with, or furnished to, the SEC. All such documents, when filed or furnished are available free of charge on the SEC’s website (www.sec.gov), on AEL, Brookfield Reinsurance or BAM’s respective investor relations webpages listed above.